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                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-46154

                             PROSPECTUS SUPPLEMENT NO. 1 DATED December 19, 2000
                                            to Prospectus Dated October 23, 2000


                                    eBay Inc.

                                3,889,646 SHARES

                                  COMMON STOCK

     This prospectus supplement supersedes in part and supplements the prospectus dated October 23, 2000 of eBay Inc. relating to the public offering, which is not being underwritten, and sale by selling stockholders described below, including donees, pledgees, transferees and other successors in interest that receive shares of our common stock as a gift, pledge, partnership distribution or other non-sale transfer, of 3,889,646 shares of our common stock that had been held by former stockholders of Half.com, Inc. This prospectus supplement only contains information on ownership of shares of our common stock following (i) a distribution by the VIMAC HDC Limited Partnership, the VIMAC 98 Vintage Trust Limited Partnership, the VIMAC 99 Vintage Trust Limited Partnership and the VIMAC HDC2 Limited Partnership to Richard Wheatland II, a limited partner of these funds, as described in the prospectus dated October 23, 2000, and a subsequent gift by Mr. Wheatland of certain of these shares to the Fidelity Charitable Gift Fund on December 18, 2000 and (ii) proposed gifts of shares of our common stock from Joshua M. Kopelman and Rena M. Kopelman, Tenants in Entireties, to certain individuals after the date hereof. This prospectus supplement should be read in conjunction with the prospectus dated October 23, 2000, and this prospectus supplement is qualified by reference to such prospectus except to the extent that the information provided by this prospectus supplement supersedes in part and supplements the information contained in such prospectus.

                              SELLING STOCKHOLDERS

     The following table supersedes in part and supplements the table commencing on page 21 of the prospectus dated October 23, 2000 concerning the selling stockholders and should be read in conjunction with such prospectus:

                     SELLING STOCKHOLDER                                           NUMBER        SHARES BEING OFFERED

Richard Wheatland II (1)..........................................                    3,359               3,359
Fidelity Charitable Gift Fund (2).................................                    3,000               3,000
Joshua  M.   Kopelman  and  Rena  M.   Kopelman,   Tenants  in
Entireties (3)....................................................                1,412,581           1,059,435

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(1)  Includes the shares of our common stock distributed to Mr. Wheatland by the
     VIMAC HDC Limited Partnership, the VIMAC 98 Vintage Trust Limited Partnership, the VIMAC 99 Vintage Trust Limited Partnership and the VIMAC HDC2 Limited Partnership, as described in the prospectus dated October 23, 2000.

(2) Fidelity Charitable Gift Fund's holdings reflect the 3,000 shares gifted by Mr. Wheatland on December 18, 2000.

(3) Mr. and Mrs. Kopelman may gift shares of our common stock in an amount exceeding 500 shares on an individual basis to certain donees from time to time, who may then sell such shares pursuant to the prospectus dated October 23, 2000 and this prospectus supplement. Assuming all of such shares are actually gifted by Mr. and Mrs. Kopelman, such shares will be held, and thus may be sold by the following donees: Richard Kopelman, Carol Kopelman, Michael Kopelman, Amy Kopelman, Amy Kruglak, Carl Kruglak, Alyssa Kruglak, Mimi Cohen and Saul Cohen. In no event will any of the foregoing donees be distributed more than 3,000 shares on an individual basis. In addition, in no event will the aggregate amount of all shares sold by such donees be in excess of 27,000 shares. Any gift by Mr. and Mrs. Kopelman to the foregoing donees would decrease the holdings of Mr. and Mrs. Kopelman accordingly. None of the foregoing amounts, either individually or in the aggregate, represents more than 1% of our outstanding stock as of December 19, 2000.